RICHARDSON & PATEL LLP

May 6, 2013

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

Gentlemen:

We have acted as counsel to ClearSign Combustion Corporation, a Washington corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company, of (i) shares of its common stock, $0.0001 par value per share (the “Common Stock”), (ii) shares of its preferred stock, $0.0001 par value (the “Preferred Stock”), and (iii) warrants to purchase shares of Common Stock or Preferred Stock (the “Equity Warrants”) with an aggregate offering price of up to $30,000,000, (the Common Stock, Preferred Stock and Equity Warrants are each referred to herein as a “Security,” and collectively as the “Securities”). The Securities may be issued and sold by the Company and certain selling stockholders (the “Selling Stockholders”) may sell 147,618 shares of the Common Stock (the “Selling Stockholder Shares”) for their respective accounts pursuant to a registration statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 6, 2013.

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the Commission thereunder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           Securities. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock and Preferred will be validly issued, fully paid and non-assessable and, in the case of the Equity Warrants, will be validly issued and binding obligations of the Company.

2.           Selling Stockholder Shares. The Selling Stockholder Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Richardson & Patel LLP